UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 15, 2018

Date of Report (date of earliest event reported)

Sigma Designs, Inc.

(Exact name of Registrant as specified in its charter)

California	001-32207	94-2848099
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

47467 Fremont Blvd.

Fremont, California 94538

(Address of principal executive offices)

(510) 897-0200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                                                                                             ☐

Item 2.01. Completion of Acquisition or Disposition of Assets

On February 15, 2018, Sigma Designs, Inc. (the “Company”) along with its direct wholly-owned subsidiary, Sigma Designs Technology Singapore Pte. Ltd., a company organized under the laws of Singapore (“Seller”), completed the previously announced sale (the “Transaction”) of all of the issued and outstanding shares of Sigma Designs Israel S.D.I Ltd. a company organized under the laws of Israel and a wholly-owned Subsidiary of Seller (“Sigma Israel”), pursuant to the terms of that certain Share Purchase Agreement (the “Purchase Agreement”), dated February 6, 2018, with Integrated Silicon Solution (Cayman), Inc., a company organized under the laws of the Cayman Islands (“Buyer”). Sigma Israel conducts the Company’s Media Connectivity business, consisting primarily of the Company’s HomePNA and G.hn product lines. Pursuant to the Purchase Agreement, Seller sold to Buyer all of the issued and outstanding shares of Sigma Israel for $28,000,000, payable in cash, and adjusted for Sigma Israel’s cash and debt at closing and other adjustments for fluctuations in working capital. The consideration paid at closing and received by the Company was $23,464,101. This amount included a deduction of $335,599 in purchase price adjustments for fluctuations in working capital, and excluded $4,200,000 which is being held in escrow subject to customary adjustments after closing.

The terms of the Transaction are set forth in Purchase Agreement, attached as Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 7, 2018.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGMA DESIGNS, INC.

Date: February 15, 2018	By:	/s/ Elias Nader
Elias Nader Interim President and Chief Executive Officer and Chief Financial Officer